                                                                EXHIBIT (12)



                   CENTRAL HUDSON GAS & ELECTRIC CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
        AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS


                                                       Year Ended December 31,
                                        --------------------------------------------------
                                           1994       1993      1992     1991    1990
                                           ----       ----      ----     ----    ----
   Earnings:
A.  Net Income                          $ 50,929   $ 50,390   $ 47,688  $ 42,941  $ 41,035
B.  Federal Income Tax                    26,806     27,158     24,363    21,361    20,374
                                        --------   --------   --------  --------  --------
C.  Earnings before Income Taxes        $ 77,735   $ 77,548    $72,051  $ 64,302  $ 61,409
                                        ========   ========   ========  ========  ========
D.  Total Fixed Charges(1)                32,679     33,820     34,888    37,737    42,906
                                        --------   --------   --------  --------  --------
E. Total Earnings                       $110,414   $111,368   $106,939  $102,039  $104,315
                                        ========   ========   ========  ========  ========

   Preferred Dividend Requirements:
F.  Allowance for Preferred Stock
     Dividends Under IRC Sec 247        $  5,127   $  5,562   $  5,544   $ 5,659   $ 5,681
G.  Less Allowable Dividend Deduction        528        528        544       544       544
                                        --------   --------   --------  --------  --------
H.  Net Subject to Gross-up                4,599      5,034      5,000     5,115     5,137
I.  Ratio of Earnings before Income
     Taxes to Net Income (C/A)             1.526      1.539      1.511     1.497     1.497
                                        --------   --------   --------  --------  --------
J.  Pref. Dividend (Pre-tax) (HxI)         7,018      7,747      7,555     7,657     7,690
K.  Plus Allowable Dividend Deduction        528        528        544       544       544
                                        --------   --------   --------  --------  --------
L. Preferred Dividend Factor               7,546      8,275      8,099     8,201     8,234
M. Fixed Charges (D)                      32,679     33,820     34,888    37,737    42,906
                                        --------   --------   --------  --------  --------
N.  Total Fixed Charges
     and Preferred Dividends            $ 40,225   $ 42,095   $ 42,987  $ 45,938  $ 51,140
                                        ========   ========   ========  ========  ========
O. Ratio of Earnings to Fixed
    Charges (E/D)                           3.38       3.29       3.07      2.70      2.43
                                        ========   ========   ========  ========  ========
P. Ratio of Earnings to Fixed Charges
    and Preferred Dividends (E/N)           2.74       2.65       2.49      2.22      2.04
                                        ========   ========   ========  ========  ========

(1) Includes a portion of rent expense deemed to be representative of the interest factor.